[ES Bancshares, Inc Logo]

                    , 2007

RE:	Good News Regarding Your Warrants

Dear ES Bancshares, Inc. Warrant Holder:

Set forth below is important information regarding your Common Stock Purchase Warrants in ES Bancshares, Inc:

I. Modification of Common Stock Purchase Warrants

I am pleased to announce that, effective April __, 2007, ES Bancshares, Inc. (“ES Bancshares”) modified the terms of the ES Bancshares Common Stock Purchase Warrants (the “Warrants”) as follows:

•	we have reduced the exercise price of the Warrants from $12.50 to $10.00; and

•	we have extended the expiration term of the Warrants from June 28, 2007 at 5:00 p.m. New York Time to June 28, 2008 at 5:00 p.m. New York Time.

We have taken these actions in the hopes of increasing the value of the Warrants as well as increasing the likelihood that our Warrant Holders will exercise them, thus increasing the capital of ES Bancshares. For additional information, I have attached a copy of the press release we issued on April __, 2007.

II. Issuance of Warrant Certificates

As you may recall, ES Bancshares was formed as the one-bank holding company of Empire State Bank, N.A. (“Empire”) in August 2006. At that time, we exchanged the stock certificates of Empire for new stock certificates of ES Bancshares on a one-for-one basis. In addition, all Warrants of Empire automatically were deemed to represent Warrants of ES Bancshares on the same terms. As such, there was no need to, and we did not exchange warrant certificates.

Since the warrant certificates were not exchanged at the time of the holding company reorganization, the warrant certificates are still titled “Empire State Bank” even though they were automatically deemed to represent Warrants of ES Bancshares.

Since the terms of the Warrants have changed, it is now appropriate to exchange warrant certificates. To exchange your warrant certificates for an equal number of warrant certificates of ES Bancshares that reflect the modified terms, please mail your warrant certificates, together with the properly completed enclosed Letter of Transmittal, as soon as possible, to American Stock Transfer & Trust Company, our exchange agent, at the address listed below. Before completing the enclosed Letter of Transmittal, please be sure to carefully read the instructions on the reverse side of the Letter of Transmittal. A self-addressed envelope is enclosed for your convenience. If your warrant certificates are being sent by mail, we strongly recommend using registered mail, with a return receipt requested, properly insured. Our exchange agent’s mailing address is:

American Stock Transfer & Trust Company

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

III. Exercise of Warrants

For your information, we have enclosed a prospectus relating to the ES Bancshares shares which would be issued upon the exercise of your Warrants. Also included with the prospectus is a Common Stock Purchase Warrant Exercise Form to be completed if you would like to exercise all or any portion of your Warrants for ES Bancshares Common Stock. If you would like to exercise your Warrants, please deliver the following to American Stock Transfer, our exchange agent, at the mailing address listed below:

•	a fully completed Common Stock Purchase Warrant Exercise Form;

•	a check made payable to “ES Bancshares, Inc.” for the applicable exercise price; and

•	your Common Stock Purchase Warrant certificate.

Once our exchange agent has received the above items, it will deliver to you your shares of ES Bancshares Common Stock and a warrant certificate for any unexercised Warrants. Our exchange agent’s mailing address for the exercise of Warrants is the same as for the exchange of warrant certificates:

American Stock Transfer & Trust Company

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

If you have any questions about the procedure for exchanging your warrant certificates or the procedure for exercising your Warrants, please call American Stock Transfer & Trust Company, toll-free at (877) 248-6417 or (718) 921-8317 or me at ES Bancshares at (845) 561-0003.

Sincerely,

Anthony P. Costa
Chairman & Chief Executive Officer

PLEASE COMPLETE THE ENCLOSED LETTER OF TRANSMITTAL AND SUBMIT YOUR ES BANCSHARES, INC. WARRANT CERTIFICATES FOR EXCHANGE TO REFLECT THE MODIFIED TERMS OF YOUR WARRANTS.

IF YOU WOULD LIKE TO EXERCISE YOUR WARRANTS, PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED COMMON STOCK PURCHASE WARRANT EXERCISE FORM.